EXHIBIT 10.1

ASSIGNMENT
OF
FARMOUT INTEREST

THIS ASSIGNMENT is made and entered into, by and between, West Canyon Energy Corp., also known as PetroSouth Energy Corp. hereinafter collectively referred to as “Assignor”, and Cobra Oil & Gas Company, hereinafter referred to as “Assignee”.

WHEREAS, this Assignment concerns and effects a change in ownership of a 25% interest in and to that certain Farmout Agreement dated February 1, 2008 (FOA copy attached) by and between Transco Oil & Gas, Inc. (TOG) as Farmor and the Assignor (set out above) to this Assignment. Assignor is the owner and holder of a 25% interest in and to the FOA to the “North Semitropic Prospect” (Prospect) more fully described in the FOA and located in Kern County, California. Assignor hereby agrees to transfer Assignor’s 25% interest in the FOA to Assignee along with all rights, benefits and obligations therein stated. Assignee hereby agrees to accept said 25% interest in the FOA herein assigned along with all rights, benefits and obligations therein stated. Assignee acknowledges that the drilling and testing of the Prospect is eminent, and failure to meet cash calls as per the FOA will result in a loss of interest in the FOA and Prospect. Assignee states that it has read and fully understands the FOA and hereby accepts same and agrees to abide by all the terms and conditions therein stated.

WHEREAS, this Assignment is made in accordance with and expressly subject to the terms and provisions of the FOA and shall become immediately affective upon execution by both Assignor and Assignee and approval of TOG as Farmor to the FOA stated above.

NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor does hereby convey, transfer and assign to Assignee all of Assignor’s right, title and interest in and to the said FOA and Prospect described above.

This Assignment shall inure to and be binding upon the respective successors and assigns of the parties hereto.

IN WITNESS WHEREOF, this Assignment is executed the day and year as set out below.

ASSIGNOR: Dated: 16 June 2008 West Canyon Energy Corp. (aka PetroSouth Energy Corp.)	ASSIGNEE: Dated: 16 June 2008 Cobra Oil & Gas Company

By:	/s/ Fred B. Zaziski	By:	/s/ Massimiliano Pozzoni
	Fred B. Zaziski - Chairman 20333 State Hwy. 249 Suite 200 - 113 Houston, TX 77070		Max Pozzoni - President Uptown Center 2100 West Loop South Suite 900 Houston, TX 77027

APPROVED by TOG as Farmor:
Dated:  17 June 2008
Transco Oil & Gas, Inc.

By:	/s/ Larry J. Messmer
Larry J. Messmer - President 11605 Meridian Market View Unit 124, # 303 Falcon, CO 80831

Farmout Agreement

“North Semitropic Prospect”

This Farmout Agreement (“FOA”), when accepted and agreed to by the undersigned parties, shall set forth the terms, conditions and covenants under which Transco Oil & Gas, Inc. hereinafter referred to as “Farmor” and those entities listed on the signature page, hereinafter referred to collectively as “Farmee” shall pursue the exploration and development of the North Semitropic Prospect Area (prospect). This is a “Drill to Earn” Farmout Agreement and interest will be earned in the entire +/-2.390 acre leasehold by Farmee after drilling the initial test well as set out below. All operations will be conducted in accordance with the mineral lease agreements. In consideration of the mutual terms and covenants provided in this FOA, Farmor and Farmee agree as follows:

1.
Farmor is the owner of certain Oil & Gas Leases covering +/-2,390 net acres located in Kern County, California and more specifically set out in the attached Exhibit “A” and the Lease Schedule. This FOA is a binding agreement and is entered into by the parties concurrently with the industry model form Joint Operating Agreement (JOA), attached as Exhibit “B” and covering the operations to be conducted on the North Semitropic Prospect. Execution of this FOA will serve as constructive execution of the JOA which is attached as Exhibit “B”. The specific intent of Farmor in granting this Farmout Agreement is to cause the drilling of the first test well to +/- 14.000' to exploit the productive potential of two (2) specific target horizons, the fractured Monterey Shale at +/- 10,000 ft. estimated vertical depth and the Freeman Jewett/Vedder Sand at +/- 14,000 ft. estimated vertical depth. The operations for drilling and testing shall be conducted as per the AFE & Drilling Program attached to the JOA as Exhibit “H” and are subject to change by the Operator.

2.
Property subject to this FOA is described on Exhibit “A” attached hereto and hereby made apart of this FOA, as well as the Lease Schedule. Also described on Exhibit “A” is the Area of Mutual Interest (AMI) between Farmor and Farmee. The current Net Leasehold Acreage is +/- 2,390. The net leasehold is subject to updates as additional leases are acquired within the AMI. Subsequent to executing this FOA and payment of the Prospect Acquisition Fee, Farmee shall be responsible for its pro-rata share of delay rentals on the leasehold. The decision to acquire new leases within the AMI shall be by mutual agreement between Farmor and Farmee. The costs to acquire new leases within the AMI shall be shared proportionately among Farmee according to interest held in the Prospect.

3.
Farmor and Farmee agree that Farmor and/or its assignees including Farmor’s originating geologist will collectively retain the specified 6% of 8/8ths Overriding Royalty Interests (ORR!) and 15% Back-In Working Interests (BIWI) as set out in Exhibit “A”. Said ORRI and BIWI shall cover the current Leaseholds, future Leaseholds and all Lands within the AMI as set out in the attached Exhibit “A”. The ORRI shall be free and clear of any and all costs for lease acquisitions, drilling, completions, operating, re works, etc. and shall receive their specific ORRI percentage of gross revenues based on 100% of production sales. Farmor’s 15% WI shall have the option, on a well by well basis, to participate on a follow up well or maintain the 15% BIWI which shall be on a per well basis and after payout of all new lease acquisitions, hard drilling & completion costs and well operating costs.

4.
Transco Oil & Gas, Inc. or its appointee shall be the initial Operator and win deliver to the drilling partners (Farmee) a 77.00% Net Revenue Interest (NRI) on the drill site acreage. Farmee collectively will earn 100% Working Interest in the first test well Before Pay Out (BPO), to become an 85% Working Interest After Pay Out (APO) on a per well basis. Farmees collectively, shall be responsible for 100% of the Prospect acquisition, estimated drilling, testing and completion cost for the first test well, T.D. +/- 14,000 ft. (Monterey & FJ/Vedder test).

5.
Originating Geologist Fee: A fee of $10,000 on follow up wells shall be paid to Tom Fassio which includes updating all geology/geophysical interpretations based on new data acquired from previous wells. This fee will also cover well site geology/geophysics consulting during drilling and completion operations.

6.	Estimated costs for the first test well.

Prospect Acquisition:	$537,750	+/- $225 / acre for GG&L + OH
Drilling 14,000':	1,500,000*	Variable Costs, as per current AFE.
Completion:	900,000*	Completion in FJ/Vedder.
	$2,937,750	*See attached AFEs, subject to change.

7.
Should the +/- 14,000' test of the FJ/Vedder result in a dry hole, the well will be plugged back and based on favorable log evaluations, a completion made in the fractured Monterey Shale at +1- 10,000'. As per current AFE, the call for completion in the Monterey Shale will be about $1,100,000 including a +/- 1,000' horizontal leg.

8.
Additional Test Wells: An election (drilling commitment) by Farmee for a test well to evaluate the deep Eocene structure (+/-16,500') must be made within 12 months and spud no longer than 18 months from date of spudding the first test well as called for herein. Failure by Farmee to elect and spud will result in deep rights reverting to Farmor and Farmee retaining all rights to 100 ft. below deepest vertical drill depth.

9.
The designated Operator will., as soon as practical after full execution of Agreements covering 100% of the working interest and payment in full of the Prospect Acquisition Fee, initiate the permitting process and contract for a drilling rig for a mutually agreeable move in date. The first test well shall be drilled to +/14,000'.

10.
The Prospect Acquisition fee listed above is due and payable to Farmor upon signing of this FDA. Farmee shall retain that percentage of the Prospect in relation to the percentage of the Prospect Acquisition Fee paid by Farmee to Farmor. All subsequent «Cash Calls” by the Operator for the above listed Drilling & Completion funds as per the latest AFE shall be made following full execution of this FDA. All Cash Calls for Drilling & Completion funds and/or any cost overruns are due within 10 days after Operator issues a Cash Call. Failure to meet a Cash Call for funds as called for herein shall result in Farmee forfeiting all working interest ownership and previously paid in funds to Farmor.

11.
Farmee acknowledges it has reviewed the attached IDA (Exhibit «B''), all leasehold and technical data to Farmee's satisfaction. Farmee agrees to and acknowledges that upon execution of this FOA and thereafter, all or any portion of this Prospect is subject to prior sale until such time as Farmee has paid the Farmee entire pro-rata share (see signature page) of the Prospect Acquisition Fee due to Farmor. Farmee further acknowledges that Farmor has granted an option on at least 25% of the Prospect to another company until March 31, 2008. In the event of a prior sale any refund of previously paid funds due Farmee shall be paid to Farmee promptly by Farmor.

12.
Confidentiality & Representation: Farmee may utilize the displays and exhibits that Farmor has delivered to Farmee for the purpose of evaluating the Prospect and facilitating the drilling of the first test well. However, Farmee agrees not to use Farmor’s name in verbal discussions or on any copies that Farmee intends to show to any 3rd parties. Farmee agrees that all data relating to the Prospect is highly proprietary in nature and no copies of said data will be given to 3rd parties without Farmor's written approval. Farmee agrees that no interests of any nature in the Prospect will be pledged, conveyed or placed of record without Farmor's written approval. This FOA, all Prospect data and dealings between Farmee and Farmor are to be held strictly confidential and not to be disclosed to any 3rd party without written approval from both parties to this FOA. Excepting that this FOA may be disclosed to the company that is currently holding an option on the Prospect which is referred to in paragraph II above.

13.
Hold Harmless & Indemnification: Farmee, its individual principal officers, directors and affiliates (Farmee, etal) hereby agree to fully indemnify, defend and hold harmless Farmor from any and all losses, legal actions and liabilities of any nature that arise as a result of Farmee, etal discussions or dealings with any 3rd party with regard to the Prospect. Farmee, etal agrees that the Prospect shall be kept free and clear of any liens, encumbrances and/or legal actions so as to allow Farmor the full enjoyment of the Prospect. In the event the Prospect is clouded as a result of Farmee, etal actions, then Farmee, etal agrees to individually and corporately stand ready to reimburse Farmor for all losses and/or expenses incurred to clear Prospect of any and all clouds.

14.
Prospect Acquisition Fee: It is agreed that Farmee shall pay to Farmor a deposit of $34,000 toward the Prospect Fee set out below. The balance due shall be paid to Farmor immediately once 100% of the Prospect is sold. In the event the Prospect is not fully sold within 90 days from the date below then Farmee may request and receive a full refund of the deposit.

This FOA may be signed in counterparts all constituting a single agreement. Farmee and Farmor have signed this FOA which will act as constructive execution of the accompanying JOA (Exhibit “B”). This FOA when signed will become the governing agreement and will prevail over any conflicts between this FOA and the JOA.

Farmor: Transco Oil & Gas, Inc.

By: /s/ Larry J. Messmer
Dated: 1 February 2008	Larry J. Messmer - President 7643 McLaughlin Rd., # 215 Falcon, CO 80831 (719) 520-3208 / (719) 635-6181

Farmee:	WI BPO	WI APO	% of Cost	Prospect Fee
PetroSouth Energy Corp.
	25%	21.25%	25%	$134,437.50
By: /s/ Fred B. Zaziski
Fred B. Zaziski - Chairman	Above percentages and dollars to be adjusted as per exercise of prior sales or options and proportionate to the amount of the total prospect fee paid by Farmee.
Print Name & Title

Address:

20333 State Highway 249, Ste. 200 - 113 Houston, TX 77070 (281) 378-1563 / (281) 271-8600
Phone & Fax